EXHIBIT 99.01

                                                         Contact Information:

                                                         Timothy J. Rigas
                                                         Hyperion Communications
                                                         814-274-9830

FOR IMMEDIATE RELEASE


                     HYPERION COMPLETES PRIVATE PLACEMENT OF
                    $300 MILLION OF SENIOR SUBORDINATED NOTES

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COUDERSPORT, Pa., February 25, 1999 -- Adelphia Communications Corporation
(NASDAQ: ADLAC) and its subsidiary, Hyperion Telecommunications, Inc. (NASDAQ:
HYPT), announced today that Hyperion has sold an aggregate of $300 million of 12 % Senior Subordinated Notes due 2007. Hyperion has sold $200 million of the 12% Senior Subordinated Notes principally to qualified institutional buyers in reliance on Rule 144A and $100 million of the 12% Senior Subordinated Notes to entities controlled by members of the immediate family of John J. Rigas.

Hyperion intends to use the net proceeds from the $300 million offering to fund its acquisition of interests held by local partners in certain of its networks, for capital expenditures and investments in its networks, for working capital purposes and for general corporate purposes.

The 12% Senior Subordinated Notes due 2007 have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of any securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

Hyperion is a majority owned subsidiary of Adelphia that provides integrated communications services to business customers through its state-of-the-art fiber optic communications network.